Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 22, 2023, incorporated by reference in the Proxy Statement/Prospectus that is made part of the Registration Statement (Form S-4) of Pyxis Oncology, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 8, 2023